Exhibit 10.46

WELLS

FARGO

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ACCOUNT PURCHASE AGREEMENT

This Agreement is dated as of December 1, 2003 between Wells Fargo Business Credit, Inc., (“WFBCI “) and Management Alliance Corporation (“Customer”).  The Customer and WFBCI agree as follows:

ARTICLE I
Purpose of Agreement

1.01  Purpose of Agreement.  The Customer desires to sell and assign to WFBCI acceptable accounts receivable and WFBCI desires to purchase such accounts on the terms and conditions set forth herein.  The purpose of this agreement is commercial in nature and not for household, family and/or personal use.  This agreement sets forth the terms and conditions on which WFBCI will consider purchasing accounts receivable from the Customer.

ARTICLE II
Definitions

2.01  “Account” means any right of payment of the net amount for goods sold, or leased and delivered or services rendered in the ordinary course of Customer’s business which is not evidenced by an instrument or chattel paper.

2.02  “Acceptable Account” means an Account, in an amount not to be less than $100, acceptable to WFBCI, which conforms to the warranties and terms set forth herein, net of any credits or allowances of any nature and is not an Unacceptable Account as defined below.

2.03  “Account Debtor” means Customer’s customer or any other person or entity owing money to the Customer with respect to the Account.

2.04  “Account Debtor Dispute” means a claim by Account Debtor against Customer, of any kind whatsoever, that reduces or may reduce the amount collectible from Account Debtor by WFBCI which arises at anytime, whether before or after signing of this Agreement or the purchase of any Account.  Any dispute which is a combination of a Credit Problem and an Account Debtor Dispute shall be deemed to be an Account Debtor Dispute for purposes of this Agreement.

2.05  “Affiliate” means Information Systems Consulting Corp., Datatek Group Corporation and Texcel Services, Inc. jointly or any of them.

2.06  “Collateral” means the intangible or tangible property given as security to WFBCI by Customer for any obligations and liabilities of Customer to WFBCI under this Agreement.

2.07  “Customer” means the seller and assignor of the Accounts.

2.08  “Credit Problem” means, as established by the Customer, that an Account Debtor is unable to pay its debts because the Account Debtor is the subject of a bankruptcy, insolvency, or receivership proceeding within 75 days of the date of the invoice.

2.09  “Event of Default” shall mean the existence of a default pursuant to Article VII hereunder, or a default under any documents given to WFBCI in connection with this Agreement.

2.10  “Initial Payment” shall mean with respect to a given Account an amount equal to the gross face amount of such Account less stated trade discounts offered by the Customer to the Account Debtor less the following amount:

Accounts for temporary/contract placements billed in the ordinary course:	10%
Accounts earned for temporary/contract placements but not billed:	15%
Accounts for permanent placement	40%

These percentages may be adjusted by WFBCI at any time at WFBCI’s sole discretion.

2.11  “Minimum Fee” shall mean the minimum fee paid per month by the Customer as stated in Section 6.06 below.

2.12  “WFBCI Discount” means the amount to be paid by the Customer according to the following schedule:

Days (for payment of account)	Rate

1-30	1.1 of the gross face amount of each Account purchased by WFBCI
31+	0.035% additionally per day until the account is paid in fall.

If any Event of Default exists, as defined below, this discount may increase in an amount to be determined by WFBCI at its sole discretion. WFBCI may, upon prior written notice to Customer and at its sole discretion, change the amount of any fee or charge if WFBCI’s cost or cost of funds increases.  However, in the event WFBCI increases the discount by more than 25% in the absence of an Event of Default and in the absence of an increase in WFBCI’s cost of funds, Customer may terminate this Agreement by giving WFBCI 60 days notice of termination within 5 days of its receipt of notice of the increased discount, Minimum Fees shall be payable for the three month period following WFBCI’s receipt of such notice.  Any change in the discount or fees or charges shall be effective upon delivery of the notice.

2.13  “Net Purchase Price” for any account means an amount equal to the gross face amount of such Account less WFBCI’s Discount and other charges with respect to such Account and less any amount of any trade discounts, credits or allowances, or any other reductions or adjustments to such Account taken by the Account Debtor.

2.14  “Origination Fee” shall mean the fee payable on closing of this Agreement as set forth in Section 6.06 below.

2.15  “Part Payment” for any account means any payment made by WFBCI to the Customer with respect to such account which is less than the full Net Purchase Price as more fully described in Article III below.

2.16  “Renewal Fee” shall mean the fee payable on each annual renewal of this Agreement (under Section 9.01 or otherwise) as set forth in section 6.06 below.

2.17  “Repurchase Price” for any Account means the Net Purchase Price less any amounts collected from the Account Debtor on the Account plus all fees, costs or expenses associated with the repurchase or collection of such Account.  In any event where repurchase is required under this Agreement, WFBCI, at its discretion, may charge the Repurchase Price to Customer’s account which may create a deficit balance under Section 3.06 below.

2.18  “Unacceptable Account” shall mean Accounts which are not acceptable in WFBCI’s sole discretion including but not limited to the following Accounts:

(a)  Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Acceptable Accounts that portion of Accounts owed by such units of government for which the Customer has provided evidence satisfactory to WFBCI that (i) WFBCI has a first priority perfected security interest and (ii) such Accounts may be enforced by WFBCI directly against such unit of government under all applicable laws);

(b)  Accounts owed by an Account Debtor located outside the United States which are not (i) backed by a bank letter of credit naming WFBCI as beneficiary or assigned to WFBCI in WFBCI’s possession and acceptable to WFBCI in all respects, in its sole discretion, (ii) covered by a foreign receivables insurance policy acceptable to WPBCI in its sole discretion;

(c)  Accounts owed by an Account Debtor that is insolvent, the subject of bankruptcy proceedings or have gone out of business;

(d)  Accounts owed by a shareholder, subsidiary, affiliate, officer or employee of the Customer;

(e)  Accounts not subject to a duly perfected security interest in WFBCI’s favor or which are subject to any lien, security interest or claim in favor of any Person other than WFBCI including without limitation any payment or performance bond;

(f)  Accounts that have been restructured, extended, amended or modified;

(g)  That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(h)  Accounts that have been invoiced, paid or partially paid in advance of the fall delivery and acceptable of goods or the performance and acceptance of services or in advance of the submission of the Account to WFBCI.

(h)  Accounts, or portions thereof, that fail to conform to the representation and warranties contained herein or are otherwise deemed unacceptable by WFBCI in its sole discretion.

ARTICLE III
Purchase of Accounts

3.01  Pursuant to the terms herein, Customer hereby sells, transfers and assigns to WFBCI, its successors and assigns, as absolute owner, and WFBCI hereby purchases and accepts from the Customer all of the Customer’s right, title and interest in and to:

(a)  all of the Customer’s Accounts together with all rights of action accrued or to accrue thereon, including, without limitation, full power to collect, sue for, compromise, assign, in whole or in part, or in any other manner enforce collection thereof in Customer’s name or otherwise; and

(b)  all right, title and interest of the Customer in and to the books and records evidencing or relating to the Accounts, all deposits, or other security for the obligation of any person under or relating to the Accounts, all goods relating to, or which by sale have resulted in, the Accounts, including goods returned by any Account Debtor, debtor or obligor in any way obligated on or in connection with the Account including, without limitation, the Account Debtor, all rights of stoppage in transit, replevin, repossession and reclamation and all other rights of action of an unpaid vendor or lienor; and

(c)  proceeds of the foregoing in any form.

3.02  Approval: WFBCI shall not purchase an Account unless such Account is first submitted to WFBCI by Customer for approval.  WFBCI is not obligated to buy any Account from a Customer that WFBCI does not deem acceptable in its sole discretion.

3.03  Purchase: Upon approval and acceptance by WFBCI of an Account for the assignment and sale of an Account to WFBCI, WFBCI shall purchase and customer shall assign and sell to WFBCI such account.

3.04  Purchase Price: As consideration for the assignment and sale of an Account to WFBCI, WFBCI shall pay the to the Customer the Net Purchase Price for such account on the terms and conditions as stated herein.

3.05  Payment of Purchase Price: Except as provided in Section 6.13 hereof, and if no Default exists hereunder, WFBCI shall pay for each Account purchased hereunder the Net Purchase Price for such Account to Customer as follows:

(a)  Upon assignment or sale of an Account to WFBCI and receipt of all documents and forms described in Section 3.07 below and upon fulfillment of all terms precedent to such sale or assignment as more fully described below, WFBCI shall pay to the Customer the Initial Payment with respect to such Account.

(b)  After collection of an Account by WFBCI, and if there is no Event of Default hereunder, WFBCI shall pay to the Customer the amount collected on the Account less: (i) the Initial Payment, (ii) Part Payment(s), and (iii) any fees, expenses or charges owed to WFBCI as more fully described herein.  This payment shall be made on a weekly basis.

(c)  In the event of a default hereunder (or an event which with the passage of time or notice would become an event of default), WFBCI may withhold any payment otherwise due to Customer under this Agreement and charge any obligation of Customer to WFBCI against such amount or WFBCI may hold such amount as collateral for any obligations of Customer to WFBCI.

3.06  Reporting and Statement of Account: On a weekly basis, or as otherwise determined by WFBCI at its sole discretion, WFBCI shall prepare, and make available to the Customer, an accounting of the purchases, collections, fees and charges related to this Agreement which have occurred during that week or other period.  Should such a statement of account indicate a deficit balance, the Customer shall immediately pay to WFBCI the amount of such deficit plus accrued interest on such deficit balance.  Interest shall accrue on any deficit balance at the annual rate of eighteen percent (18%), calculated on a daily basis, not to exceed the applicable legal limit until such deficit is paid in full.

3.07  Required Forms.  When Customer offers Accounts to WFBCI for sale, WFBCI shall receive (a) an assignment of Accounts, in a form satisfactory to WFBCI and signed by an authorized representative of Customer, (b) an original invoice or such other document acceptable to WFBCI in its sole discretion, (c) a copy of the Bill of Lading, (d) proof of delivery, (e) contract, purchase order, or purchase order number which corresponds with such invoice(s), as appropriate to the business of Customer, (f) notification of assignment and waiver of offset signed by the Account Debtor in a form acceptable to WFBCI in its sole discretion and (g) any other document which WFBCI may require.

3.08  Labels: Customer shall imprint, label, or otherwise mark each original invoice (or the electronic equivalent of an invoice) or other such documentation accepted by WFBCI for each Account which indicates that the Account has been assigned and/or sold to WFBCI with the following language:

This invoice has been assigned to
and is payable to:
Well Fargo Business Credit, Inc.
Department 1494
Denver, Colorado 80291-1494
For in-formation call 303/433-9300

3.09  Notification: Prior to purchasing any Accounts, WFBCI will notify all Account Debtors of the assignment of Accounts and direct the Account Debtor to make payments directly to WFBCI.

3.10  Sole Property: Once WFBCI has purchased an Account, any and all payments from the Account Debtor as to that Account are the sole property of WFBCI.

3.11  Credit Risk: The purchase of any Accounts from the first submission of Accounts under Section 3.02 shall be with full recourse to Customer.  Thereafter, provided there is no event of default hereunder, and Customer has complied with all requirements of this Agreement, WFBCI assumes the risk of non-payment due to a Credit Problem with respect to Purchased Accounts.

3.12  Provided there is no event of default hereunder, and Customer has complied with all requirements of this Agreement, WFBCI assumes the risk of nonpayment due to a Credit Problem with respect to purchased Accounts.

3.13  Book Entry: Customer shall, immediately upon sale of Accounts to WFBCI, make proper entries on its books and records disclosing the absolute sale of said Accounts to WFBCI, including the proper inclusion of the language stated in Section 3.08 above, on said books and records and other documents as so directed by WFBCI.

ARTICLE IV
Customer’s Representations and Warranties and Covenants

4.01  Representations and Warranties.  Customer hereby represents and wan-ants and as follows:

4.01 (a)  Customer is properly licensed, qualified and authorized to operate the business of Management Alliance Corporation, and Customer’s trade name (s) have been properly filed and published as required by applicable law.  Customer, and the persons executing this document, are duly authorized to execute and deliver this Agreement and all other documents required to be executed and delivered hereunder.

4.01 (b)  Customer is solvent, is not a Debtor under the United States Bankruptcy Code or under the direction of a receiver, and Customer has made and shall continue to make timely payment on deposit of any tax required to be deducted and withheld by Customer from the wages of any of its employees.

4.01 (c)  Customer is, at the time of purchase of each Account by WFBCI the lawful owner of and has good and undisputed title to such Account.  Each Account, at the time of purchase is free from any liens, mortgages, restrictions or encumbrances.  Each Account offered for sale to WFBCI is an Acceptable Account as defined in Section 2.02 above.

4.01 (d)  Each Account Debtor’s business is solvent to the best of Customer’s information and knowledge at the time of this Agreement and at the time each Account is presented to WFBCI for purchase.

4.01 (e)  Each Account offered for sale to WFBCI is an accurate and undisputed statement of indebtedness owed by Account Debtor to Customer for a certain sum which is due and payable in 30 days or less, or within such time as is agreed to in writing by WFBCI and Customer, is for a bona fide sale, delivery and acceptance of merchandise or performance of services which have been received and finally accepted by the Account Debtor.  Customer has all rights to transfer or sell such Accounts to VYTBCI and such Accounts are payable by Account Debtor without offset, deduction or counterclaim.

4.01 (f)  Customer does not own, control or exercise dominion over, in any way whatsoever, the Account Debtor or the business of any Account Debtor for whom Accounts are to be sold by Customer to WFBCI.

4.01 (g)  All financial records, statements, books or other documents shown to WFBCI by Customer at anytime, either before or after the signing of this Agreement are true and accurate.

4.01 (h)  Customer has not transferred, pledged or granted a security interest in Customer’s Accounts or other personal property to any other party which Customer has not fully disclosed in writing to WFBCI.

4.01 (i)  There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or to the knowledge of Customer, threatened against or affecting Customer exceeding the value of $100,000.00, which if adversely determined, would have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of

Customer other than those proceedings previously disclosed in public filings with the Securities and Exchange Commission.

4.01 (j)  The execution and performance by Customer of the terms and provisions of this Agreement and the execution and delivery of any other documents required to be executed and delivered hereunder have been duly authorized by all requisite company action, and neither the execution nor the performance of this Agreement or any other documents required to be delivered hereunder, will violate any provision of law, any order of any court or other agency of government, the governing documents of Customer, or any agreement or other instrument to which Customer is a party, or by which Customer is bound, or be in conflict with, result in breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Customer, pursuant to any such agreement or instrument, except as provided hereunder.  Customer agrees that it will execute and perform all terms hereunder.

4.02  Negative Covenants.  Customer agrees as follows:

4.02 (a)  Customer will not under any circumstances or in any manner whatsoever, interfere with any of WFBCI’s rights under this Agreement.

4.02 (b)  For the duration of this Agreement and for any period thereafter for as long as any obligation to repurchase or indebtedness whatsoever remains owing by Customer to WFBCI, Customer will not sell or assign Accounts except to WFBCI.

4.02 (e)  Customer shall not pledge, transfer or grant a security interest in any personal property or Accounts of Customer nor shall Customer consent to the transfer, pledge or grant a security interest in or the placement of any lien or encumbrance, by any other party on any personal property or Accounts belonging to the Customer for the term of this Agreement and for as long as Customer may be required to repurchase any Account or is indebted to WFBCI hereunder without the written consent of WFBCI.  Customer shall provide written notice to WFBCI within five business days of Customer obtaining any knowledge, from any source, of the assertion, filing, recording or perfection by any means, of any non-consensual lien, claim or encumbrance against the property of Customer.

4.02 (d)  Customer will not change or modify the terms of the original invoice or agreement with the Account Debtor or the order of payment on Accounts sold to WFBCI unless WFBCI first consents to such change or modification in writing.

4.02 (e)  Customer shall not be involved in a dispute of any kind in excess of $10,000.00 with an Account Debtor, regardless of validity, during the term of this Agreement.

4.02 (f)  Customer shall not breach any warranties or promises in this Agreement with regard to any unpaid Account or Account Debtor from whom payment on any such Account is due.

4.02 (g)  Customer shall not intentionally contribute to, or aggravate any Credit Problem of any Account Debtor.

4.03  Affirmative Covenants.  Customer agrees as follows:

4.03 (a)  With respect to misdirected payments, whenever any payment on any Account comes into Customer’s possession, Customer shall hold such payment in trust and safekeeping, as the property of WFBCI, and immediately turn over to WFBCI such payment in the same form as it was received by Customer to WFBCI.  Customer shall pay a misdirected payment fee in the amount of fifteen percent (15%) of the amount of any payment on account of a Purchased Account which has been received by Customer and not delivered in kind to WFBCI on the next business day following the date of receipt by Customer.  Further, Customer shall segregate and hold in trust and safekeeping, as the property of WFBCI and immediately turn over to WFBCI, any goods or inventory returned to, reclaimed or repossessed by the Customer which are covered by an Account purchased by WFBCI.

4.03 (b)  Customer will maintain such insurance covering Customer’s business and/or the property of the Account Debtors as is customary and adequate for businesses similar to the business of Customer in an amount as is sufficient to compensate for reasonably foreseeable loss, and promptly pay all premiums with respect to the policies covering such insurance.  Further, the Customer shall have WFBCI named as loss payee for such insurance.

4.03 (c)  Customer will immediately notify WFBCI of any material disputes between Account Debtor and Customer or the return of any product by Account Debtor to Customer.

4.03 (d)  Customer will repurchase any Account subject to an Account Debtor Dispute of any kind whatsoever or as required herein.

4.03 (e)  Customer will notify WFBCI in writing prior to any change in the location of any of its places of business, including the location of the Customer’s inventory or, if Customer has or intends to acquire any additional place of business.  Customer will not change its chief executive office or the office or offices where Customer’s books and records concerning Accounts are kept without prior written consent of WFBCI.

4.03 (f)  Customer will immediately notify WFBCI in writing of any proposed change of Customer’s name, identity, legal entity, corporate structure, business dissolution, use of any additional trade name, or any proposed change in any of the officers, principals, partners, and/or owners of Customer and will not effect any such change without WFBCI’s written consent.

4.03 (g)  Customer will immediately notify WFBCI in writing of the commencement of any legal proceeding or service of any legal document affecting the Customer including, but not limited to, any judgments, liens, attachments, garnishments, complaints, or the filing of a voluntary or involuntary petition under the United States Bankruptcy Code.

4.03 (h)  At least once per quarter, or once per month if Customer is in default, Customer will furnish to WFBCI financial statements, including but not limited to a statement of profit and loss and a balance sheet, satisfactory proof of payment and compliance with all federal, state and local tax requirements and any other information requested by WFBCI.

4.03 (i)  Customer will immediately notify WFBCI of the return of any product by Account Debtor to Customer.

4.03 (j)  Customer shall immediately notify WFBCI of any claim or loss or offset of any kind against Customer or WFBCI asserted by Account Debtor during any time period covered by this Agreement.

4.03 (k)  Customer shall notify WFBCI immediately if it files a petition under any chapter of the United States Bankruptcy Code, if any involuntary petition is filed against Customer or if a receiver is appointed to manage the property of Customer.

4.03 (l)  Upon the occurrence of an Account Debtor Dispute, Customer shall immediately pay to WFBCI the Repurchase Price for any and all Accounts so disputed.

ARTICLE V
Security Interest

5.01  Security Interest/Collateral: As further inducement for WFBCI to enter into this Agreement, Customer grants to WFBCI, as collateral for the repayment of any and all obligations and liabilities whatsoever of Customer to WFBCI a security interest, under the Uniform Commercial Code, in the following described property, as defined under the Uniform Commercial Code, hereinafter collectively called “Collateral”: All presently existing or hereafter arising, now owned or hereafter acquired property including, but not limited to, accounts, general intangibles, contract rights, any deposit or reserve required by and held by WFBCI in connection with this agreement, investment property, deposit accounts, inventory, instruments, chattel paper, documents, insurance proceeds, and all books and records pertaining to accounts and all proceeds and products of the foregoing property.

5.02  Security Documents: Customer shall execute all and deliver to WFBCI any and all documents and instruments as WFBCI may request from time to time, including, without limitation, UCC financing statements or amendments.  Customer authorizes WFBCI to file a financing statement with any appropriate authority reflecting its security interest and further authorizes WFBCI to file other filings including amendments (other than amendments adding collateral) or terminations, as WFBCI deems appropriate.

ARTICLE VI
Operational Provisions

6.01  Credit Problems: If Customer asserts that nonpayment of an Account is due to a Credit Problem, then Customer shall provide documentation satisfactory to WFBCI in its reasonable discretion, establishing that such nonpayment is due solely to a Credit Problem.  If WFBCI is not satisfied that nonpayment is solely due to a Credit Problem, then customer shall be obligated to pay the Repurchase Price for such Account to WFBCI.  The documentation required under this section may be provided at any time prior to the Account being charged to Customer’s account at which time nonpayment is deemed to be due to a Customer Dispute hereunder.

6.02  Power of Attorney: In order to carry out this Agreement and avoid unnecessary notification of Account Debtors, Customer irrevocably appoints WFBCI, or any person designated by WFBCI, as its special attorney in fact, or agent, with power to:

i.  strike out Customer’s address on all invoices delivered to Account Debtors and note WFBCI’s address on all invoices.

ii.  receive, open and dispose of all mail addressed to Customer (including any trade name of Customer) sent to WFBCI’s address.

iii.  endorse the name of Customer or Customer’s trade name on any checks or other evidences of payment that may come into the possession of WFBCI on Accounts , and on any other documents relating to any of the Accounts or to Collateral.

iv.  in Customer’s name, or otherwise, demand, sue for, collect, and give releases for any and all monies due to or become due on Accounts.

v.  compromise, prosecute, or defend any action, claim or proceeding as to said Accounts.

vi.  in the event of Default, offer a trade discount to Customer’s Account Debtor exclusive of Customer’s normal business custom with said Account Debtor.

vii.  initiate electronic debit or credit entries through the ACH system to Customer’s account or any other deposit account maintained by Customer wherever located.

viii.  sign Customer’s name on any notice of assignment, financing statement, amendment to any financing statement and on any notices to Account Debtors.

ix.  do any and all things necessary and proper to carry out the purposes intended by this Agreement.

The authority granted to WFBCI under this provision shall remain in full force and effect until all assigned Accounts are paid in full and any indebtedness of Customer to WFBCI is discharged.

6.03  Double Payments: Should WFBCI receive a double payment on an Account or other payment which is not identified, WFBCI shall carry these sums as open items in its accounting and shall return any double payment to the payor or apply such unidentified payment pursuant to the terms hereof upon proper identification and documentation. 6.04 Hold Harmless: Customer shall hold WFBCI harmless against any Account Debtor ill will arising from WFBCI’s collecting or attempting to collect on any Accounts.

6.05  Taxes: Should any excise, sale, use or other tax be imposed by any federal, state or local authority requiring a deduction or withholding from the proceeds of sale of Accounts, or if the Account Debtor is authorized to withhold and deduct such tax or levy, then the Customer shall immediately pay WFBCI the amount of the tax or levy so withheld, and the Customer shall indemnify and hold WFBCI harmless from any loss or expense on account of such tax.

6.06  Minimum and Origination Fee: Customer shall pay a Minimum Fee per month in the amount of $20,000.00 during the term of this Agreement (and any extension hereof).  Customer shall pay any deficiency between the Minimum Fee and the WFBCI Discount calculated under Section 2.12 hereof on the 15th day of the next calendar month; provided, however, any payment of the WFBCI Discount by any Affiliate under its respective Account Purchase Agreement with WFBCI may be credited against Customers obligation to pay the Minimum Fee.  Customer shall pay an origination fee in the amount of $60,000.00 Upon closing of this Agreement; provided, however, any payment of the origination fee by any Affiliate under its respective Account Purchase Agreement with WFBCI may be credited against Customers obligation to pay this origination fee.  On the renewal date of this agreement, Customer shall pay a renewal fee of $35,000.00; provided, however, any payment of the renewal fee by any Affiliate under its respective Account Purchase Agreement with WFBCI may be credited against Customers obligation to pay the renewal fee, WFBCI agrees, however, that if Customer obtains financing from Wells Fargo Bank or any of its subsidiaries, and ceases selling accounts hereunder, all Minimum Fees shall be waived from the date of such financing or the date selling of accounts ceases, whichever is later.

6.07  Customer Disputes: Any Account which is unpaid for 90 days or more after the invoice date shall be deemed to be unpaid due to a Customer Dispute unless prior to such time the information required by Section 6.01 is provided to and accepted by WFBCI.

6.08  Reports: Except as provided by Section 3.06, and in the event Customer requests information from WFBCI regarding Customer’s account hereunder, such requests shall be subject to the schedule of fees provided by WFBCI, which schedule may be adjusted by WFBCI from time to time in its discretion.

6.09 WFBCI Settlement of Accounts: WFBCI may settle any Account Debtor Dispute with any Account Debtor.  Such settlement does not relieve Customer any obligation (including any repurchase obligation) under this Agreement with respect to any Accounts.

6.10 Customer Settlement of Accounts: If Customer does not fully and promptly settle any Account Debtor Dispute, the Customer shall repurchase each Account that is subject to such Account Debtor Dispute from WFBCI for its Repurchase Price.

6.11  Documents: If documents submitted by Customer to WFBCI for the purchase of any Account are mistaken, fraudulent, incorrect or erroneous, or if the Customer fails to submit any document required by WFBCI under this Agreement for the purchase of any Account, then such Account shall be deemed to be an Account Debtor Dispute and the Customer shall repurchase such Account and pay the Repurchase Price as stated herein.

6.12  Information: In the event WFBCI provides financial information to Customer regarding third parties, whether by setting credit limits, at the request of Customer or otherwise, Customer understands that WFBCI is not making any representations or warranties or expressing an opinion as to the creditworthiness of any such third party.

6.13  Permanent Cash Reserves: Customer agrees that a permanent reserve shall be established in the amount of $700,000 as additional collateral to cover potential shortfalls in payments on Accounts due to Account Debtors taking discounts and to cover losses related to the sale of accounts for permanent placements under this agreement.  Customer agrees that it will fund $400,000.00 of the reserve at closing of this agreement, an additional $100,000 within 60 days of closing and $100,000.00 every 30 days thereafter until the reserve is fully funded. WFBCI may withhold funds otherwise due to Customer under Section 3.05 hereof to fund the reserve.  Customer further agrees that WFBCI may withhold funds otherwise due under Section 3.05 hereof if the reserve falls below $700,000.00 during the term hereof.  WFBCI may offset against the reserve fund for amounts owed due to discounts or offsets against permanent placements by the Account Debtor and, in any event upon the occurrence of An Event of Default.  Any amounts deposited by any Affiliate shall be credited against Customer’s obligation to fund the reserve.

ARTICLE VII
Default

7.01 Any one or more of the following shall be an Event of Default hereunder:

7.01 (a)  Customer shall fail to pay any indebtedness to WFBCI when due or repurchase any Account when required hereunder.

7.01 (b)  Customer shall breach any term, provision, promise, warranty, representation or covenant under this Agreement or under any other agreements, contracts, between Customer and WFBCI or obligation to WFBCI.

7.01 (c)  The appointment of any receiver or trustee of all or a substantial portion of the assets of Customer.

7.01 (d)  Customer shall become insolvent and/or unable to pay debts as they mature, shall make a general assignment for the benefit of creditors or shall voluntarily file a petition under the United States Bankruptcy Code or any similar law.

7.01 (e)  Any involuntary petition in bankruptcy shall be filed against Customer and is not dismissed within 60 days or an order for relief is entered against Customer under the United States Bankruptcy Code.

7.01 (f)  Any levies, attachment, executions, tax assessments or similar process shall be issued against the Collateral.

7.01 (g)  Any financial statements, profit and loss statements, or schedules, other statements or documents furnished by Customer to WFBCI are false or incorrect in any material respect.

7.01 (h)  Any documents submitted by Customer to WFBCI for the purchase of an Account are mistaken, fraudulent, incorrect and/or erroneous in any material respect, or if the Customer fails to submit any document required by WFBCI under this Agreement for the purchase of that Account.

7.01 (i)  Any Account Debtor shall assert a claim or offset of any kind against Customer or WFBCI during any time period covered by this Agreement.

7.01 (j) Customer shall fail to maintain any reserve required by this Agreement.

ARTICLE VIII
Remedies

8.01  In the event of an occurrence of an Event of Default, WFBCI may do any one or more of the following:

8.01 (a)  Declare immediately due and payable, and to charge back, all indebtedness of Customer to WFBCI, including without limitation (i) outstanding purchased Accounts, (ii) any unpaid Minimum Fees and (iii) all other fees, costs and expenses as required hereunder.

8.01 (b)  Cease purchasing Accounts under this Agreement.

8.01 (c)  Notify any Account Debtor and take possession of Collateral and collect any Accounts without judicial process.

8.01 (d)  Require Customer to assemble the Collateral and the records pertaining to Accounts and make them available to WFBCI at a place designated by WFBCI.

8.01 (e)  Enter the premises of Customer and take possession of the Collateral and of the records pertaining to the Accounts and any other Collateral.

8.01 (f)  Grant extensions, compromise claims and settle Accounts for less than face value, all without prior notice to Customer.

8.01 (g)  Use, in connection with any assembly or disposition of the Collateral, any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by Customer.

8.01 (h)  Initiate electronic credit or debit entries through the ACH system to and from Customer’s deposit account maintained by Customer wherever located.

8.01 (i)  Hold Customer liable for any deficiency for any amounts due and owing to WFBCI.

8.01 (j)  Require the Customer to repurchase any and all Accounts, whether disputed or undisputed, and pay the Repurchase Price for those Accounts as provided herein.

8.01 (k)  Cease making reports or accountings to the Customer as otherwise required by this Agreement.

ARTICLE IX
Term and Termination

9.01 This Agreement shall continue in full force and effect until the earliest of (a) two years from the date of this Agreement; (b) any date agreed to in writing by the parties hereto, (c) upon at least 60 days written notice; or (d) any date set by WFBCI upon the occurrence of an Event of Default.  This Agreement shall automatically continue for the following twenty-four-month period unless sixty days prior to the termination date, the Customer notifies WFBCI in writing that the Customer wishes to terminate this Agreement.  On the date of termination, all obligations owing by the Customer to WFBCI, except as provide in Section 2.12 above, if Customer elects to terminate by notice in the first year of this Agreement, any unpaid Minimum Fees for that one-year period, shall be accelerated and become immediately due and payable in fall without further notice or demand.  If Customer elects to terminate this Agreement in the second year of the initial term, or any subsequent year, Customer shall be obligated to pay the Minimum Fee for the three month period following the receipt of notice of termination by WFBCI.

9.02 Upon termination, Customer shall repurchase any and all Accounts, whether disputed or undisputed, as may be requested by WFBCI, and shall pay the Repurchase Price for those Accounts as provided herein as well as any other indebtedness or obligations owed to WFBCI by Customer including any unpaid Minimum Fee for the term of this Agreement as set forth in Section 9.01 above.  WFBCI continues and shall continue to have a security interest in the Collateral of Customer until all amounts owed to WFBCI by Customer are paid in full or are satisfied.

ARTICLE X
Miscellaneous Provisions

10.01  Binding on Future Parties: This Agreement inures to the benefit of and is binding upon the heirs, executors, administrators, successors and assigns of the parties hereto except that the Customer shall not have the right to assign its rights hereunder or any interest herein without WFBCI’s prior written consent.

10.02  Cumulative Rights: No failure or delay by WFBCI in exercising any right, power or remedy under the Agreement or documents given in connection with the Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Agreement.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

10.03  Waiver: WFBCI may not waive its rights and remedies unless the waiver is in writing and signed by WFBCI.  A waiver by WFBCI of a right or remedy under this Agreement on one occasion is not a waiver of the right or remedy on any subsequent occasion.

10.04  Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

10.05  Invalid Provisions: Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

10.06  Entire Agreement: This instrument contains the entire Agreement between the parties.  This Agreement, together with the documents given in connection herewith, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.

10.07  Amendment: Except as otherwise provided herein, any addendum or modification hereto must be signed by both parties.

10.08  Effective: This Agreement becomes effective when it is accepted and executed by an authorized officer of WFBCI.

10.09  Information: Without limiting WFBCI’s right to share information regarding the Customer and its affiliates with WFBCI’s agents, accountants, lawyers and other advisors, Wells Fargo Corporation, and all direct and indirect subsidiaries of Wells Fargo Corporation may exchange any and all information they may have in their possession regarding the Customer and its Affiliates, and the Customer waives any right of confidentiality it may have with respect to such exchange of such information.

10.10  Indemnification: Customer agrees to indemnify and hold WFBCI harmless from any and all liability, claims and damages, including attorneys’ fees, costs of suit and interest which WFBCI may incur as a result of the failure of Customer to pay withholding taxes due and payable to any taxing authority.

10.11  Notices hereunder: All notices and communications hereunder shall be given or made to the parties at their respective addresses set forth below, or at such other address as the addressee may hereafter specify for the purpose of written notice to the other party hereto.  Such notices and communications shall be effectively given by WFBCI when and if given in writing and delivered to the address set forth herein, delivered by facsimile or duly deposited in the mails with first-class postage prepaid.

10.12  Costs and Expenses: Except as is prohibited by law, the Customer agrees to pay on demand all costs and expenses, including (without limitation) attorneys’ fees, incurred by WFBCI in connection with this Agreement and any other related document or agreement, and the transactions contemplated hereby, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, due diligence, preparation, execution, amendment, administration, performance, collection and enforcement of the obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of any security interest granted hereunder, the collection of any Account or any obligation owed by Customer to WFBCI.

10.13  Audit: The Customer hereby agrees to pay WFBCI, on demand, audit fees in connection with any audits or inspections conducted by WFBCI of any Collateral or the Customer’s operations or business at the rates established from time to time by WFBCI as its audit fees, together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection.

10.14  Jurisdiction: The parties hereby (a) consent to the personal jurisdiction of the state and federal courts located in the State of Colorado in connection with any controversy related to this Agreement; (b) waive any argument that venue in any such forum is not convenient, (c) agree that any litigation initiated by WFBCI or the Customer in connection with this Agreement shall be venued in either the State Courts of the City and County of Denver, Colorado or the United States District Court, District of Colorado, and (d) agree that a final judgment in any such suit action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10-15 Waiver of Jury Trial: THE CUSTOMER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, BASED ON OR PERTAINING TO THIS AGREEMENT.

Executed and accepted this        day of                                at

Management Alliance Corporation		WELLS FARGO BUSINESS CREDIT, INC.

By:	/S/ J. Michael Moore	By:	Kei Lehigh Kei
CEO		Lehigh-Vice President
NAME AND TITLE

Witnessed by:
Sworn to and subscribed before me this 1st day of
December 2003.		/S/ Terry J. O’Brien
Signature

/S/ Claudia Jones		TERRY J. O’BRIEN CONTROLLER
NOTARY PUBLIC		NAME AND TITLE
[My commission expires October 7, 2006] and seal

WELLS
FARGO
logo

CERTIFICATION OF INCUMBENCY

The undersigned, the duly elected and acting Secretary of Management Alliance Corporation a Texas corporation, does hereby certify that set forth below are the names and titles of the officers of the Corporation and that set forth above each name is the true and correct signature of each officer.

/S/ J. Michael Moore
J. Michael Moore, CEO

/S/ W. Glenn Brown
W. Glenn Brown, President

/S/ Kenneth E. Dopher
Kenneth E. Dopher, CFO/Secretary

Treasurer

IN WITNESS WHEREOF, I have hereunto set my hand and seal of the Corporation this 1st day of December, 2003.

(SEAL)

/S/ Kenneth E. Dopher
Secretary